EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Gateway Certifications, Inc. on Form SB-2, of our report dated June 11, 2007, appearing in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ D'Arcangelo & Co., LLP

D'Arcangelo & Co., LLP

Poughkeepsie, NY 12603

June 29, 2007